Exhibit 10.1

March 31, 2010

Willard W. Hennemann, Ph.D.

6 Bankers Drive

Washington Crossing, PA 18977

Re:          Amendment to February 8, 2008 Offer Letter

Dear Bill:

As we have discussed, rather than terminating your employment with BioSphere Medical, Inc. (the “Company”) effective immediately, we have agreed that your employment with the Company will continue until August 31, 2010, pursuant to the terms and conditions set forth in this letter (the “Amendment”), so that you can assist with the orderly transitioning of your duties.  This Amendment shall amend and supplement the terms of your February 8, 2008 Offer Letter (the “Offer Letter”) and shall be effective as of March 31, 2010 (the “Effective Date”).  Except as explicitly set forth below, the terms and conditions of your Offer Letter shall continue in full force and effect.

1.                     Section 1 of the Offer Letter is hereby deleted in its entirety and replaced with the following:

Employment; Duties; Termination; Severance.  Commencing on the Effective Date and continuing until August 31, 2010 (the “Employment Period”), you will continue to be employed by the Company on a full-time basis as a Business Development Analyst, reporting to the Chief Executive Officer of the Company.  As of the Effective Date, you will no longer serve as an executive officer of the Company.  While employed by the Company, you shall be responsible for the duties as established by the CEO.  You agree to devote your entire business time, attention and energies to the business and interests of the Company, and to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.  During the Employment Period, you will continue to receive your base salary and benefits as set forth in Section 2 of the Offer Letter.

In the event that (a) you remain employed by the Company through the Employment Period, or (b) the Company terminates your employment without Cause (as defined in Section 4.2 of the Offer Letter) prior to the end of the Employment Period, the Company will pay to you, as severance pay, an amount equivalent to one (1) month of your current base salary, provided that (i) following your date of termination, you execute and return to the Company a severance and release of claims agreement drafted by and satisfactory to the Company (the “Release Agreement”), and (ii) the Release Agreement becomes binding and enforceable within 60 calendar days following your termination date.  The severance will be paid to you in a lump-sum payment on the first payroll period following the date upon which the Release Agreement becomes binding and enforceable.  Notwithstanding the foregoing, in the event that your termination of employment is deemed a termination without Cause in anticipation of, or within twelve months after, a Change in Control as set forth in Section

4.1 of the Offer Letter, you shall not be eligible to receive the severance set forth in this paragraph.

If your employment with the Company terminates prior to the end of the Employment Period for any reason other than a termination by the Company without Cause, you shall not be eligible to receive the severance and you shall be entitled to receive only the base salary that you have accrued but not been paid through your date of termination.

Except as provided in this paragraph, all other payments and benefits provided under the Offer Letter shall cease following the date of your termination from employment.  In no event will you receive any bonus amount following your termination of employment, unless you are eligible to receive a bonus amount pursuant to Section 4.1 of your Offer Letter.

2.                     Section 2.2 of the Offer Letter is hereby deleted in its entirety.

In consideration of your continued employment with the Company and the severance set forth in this Amendment, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any and all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act., Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; the Pennsylvania Human Relations Act, 43 Pa. Cons. Stat. § 951 et seq., the Pennsylvania Equal Pay Law, 43 Pa. Cons. Stat. § 336.1 et seq., and the Pennsylvania Whistleblower Law, 43 Pa. Cons. Stat. § 1421 et seq., all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract, including but not limited to claims pursuant to your Offer Letter (including any claim for benefits resulting from, or in anticipation of, a change in control); all claims to any non-vested ownership interest in the Company, contractual or otherwise, and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this paragraph prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge or proceeding).

If you agree to this Amendment, please sign your name in the space provided below.

Very truly yours,

/s/ Richard J. Faleschini	Dated:	April 13, 2010

Richard J. Faleschini

President and Chief Executive Officer

I have carefully read this Amendment, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign my name of my own free act.

/s/ Willard W. Hennemann	Dated:	April 7, 2010
Willard W. Hennemann, Ph.D.